Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109185, 333-118764, 333-52852, 333-132100, 333-161516, 333-75243, 333-185757, 333-221833, 333-292490, and 333-292496 on Form S-8 and Registration Statement No. 333-283760 on Form S-3 of our reports dated July 29, 2026 (October 28, 2026 as to the effects of the retrospective adjustments in Notes 1, 7, 8, 12, and 18), relating to the financial statements of Microsoft Corporation appearing in this Current Report on Form 8-K dated October 28, 2026.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

October 28, 2026